UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:
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This filing consists of the NewsBriefs article prepared by Aquila and circulated to its employees via email on July 5, 2007.

Rick Green meets with central support employees in Raytown, 20 W. Ninth

Rick Green held informal meetings this week in Raytown and at 20 W. Ninth. Since employees at these locations are most impacted by the uncertainty of the pending sale of the company, Rick wanted to visit with them and address their concerns.

Rick took the opportunity to first discuss how well the business is performing amid all of the extra work being done to close the transactions, citing the completion of the Missouri rate case as one example and also Moody’s recent credit rating that moved Aquila up two rungs to a BB-. Moody’s also declared the IATAN debt facility as investment grade. Rick credits this progress to employees’ continued dedication to serving our customers.

Rick also shared an update on the shareholder and regulatory approval processes. It is expected that the SEC will declare our proxy effective sometime in July and then following a period of shareholder solicitation, the vote would take place in early September. Great Plains’ shareholder vote will most likely occur soon after Aquila’s vote.

Other hurdles for deal closure relate to the significant number of regulatory approvals needed at the state and federal level. Missouri is expected to issue its final order before the end of February 2008. Kansas has not yet set its schedule. With the regulatory schedule in mind, a March or April 2008 closing could be likely. Rick also noted that Great Plains must make a regulatory filing with the Missouri Public Service Commission on Aug. 8 pertinent to the identified synergies that will be gained from the merger with Aquila. This will be public information.

On the minds of many employees is the job selection process and terms of benefits and severance. Rick indicated that transition teams are working hard to get these issues finalized and that it was important the necessary time is taken to ensure the right result is derived. Rick also noted that Aquila is working to be able to provide other services to employees such as career planning and placement, as well as resilience training.

Another topic of discussion was the recent culture survey that has been conducted and culture focus groups that are underway. Rick was pleased that the other companies were gathering this information so they could build on the strengths of the components of culture that we share in common, and address any potential issues that may be identified, as he knows cultural differences are a concern to Aquila employees. As the results are compiled, more information will be communicated regarding the culture transition process and work that will be done to address gaps.

With much uncertainty still ahead, Rick thanked everyone for their hard work and dedication to running the business, as well as for the work being done on the transition teams. He committed to holding additional meetings as we move through the process so that he remains aware of concerns and can share information.

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Additional Information and Where to Find It

In connection with the merger of Aquila and a subsidiary of Great Plains Energy, on June 26, 2007, Great Plains Energy filed with the SEC an amended registration statement on Form S-4, containing a preliminary joint proxy statement/prospectus and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders of Great Plains Energy and Aquila. SHAREHOLDERS OF GREAT PLAINS ENERGY AND AQUILA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, AQUILA AND THE TRANSACTION. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains Energy or Aquila with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Great Plains Energy by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila by directing a request to: Aquila, 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Great Plains Energy, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains Energy, Aquila and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus (when they become available).